As filed with the Securities and Exchange Commission, May 17, 1999
       Securities Act File No. 333-___________; Exchange Act File No. 0-20760


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549
                              _____________________

                                   FORM S-3
                           REGISTRATION STATEMENT
                                    UNDER
                        THE SECURITIES ACT OF 1933
                               _____________________

                           GREKA ENERGY CORPORATION
                (Exact name of registrant as specified in its charter)

        Colorado                                         84-1091986
(State or other jurisdiction of                       (I.R.S. Employer
 incorporation or organization)                        Identification No.)

                             630 Fifth Avenue, Suite 1501
                               New York, New York 10111
                                   (212) 218-4680
               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 _____________________

                                  Randeep S. Grewal
                               Greka Energy Corporation
                            630 Fifth Avenue, Suite 1501
                               New York, New York 10111
                                    (212) 218-4680
     (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 ____________________

                            Copies of Communications to:

                              Roger V. Davidson, Esq.
                      Ballard Spahr Andrews & Ingersoll, LLP
                         1225 17th Street, Suite 2300
                            Denver, Colorado  80202
                                   (303) 292-2400
           Approximate date of commencement of proposed sale to public:
   As soon as practicable after the registration statement becomes effective
                             __________________________

     If the only securities being registered on this Form are being offered pursuant to dividend or interest investment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]__________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]



                       CALCULATION OF REGISTRATION FEE

Title of Each Class   Amount   Proposed Maximum   Proposed Maximum   Amount
of Securities to be   to be    Offering Price     Aggregate Offering   of
Registered          Registered   Per Share (2)       Price            Regis-
                       (1)                                        tration fee
____________________________________________________________________________
Common Stock, no par
value held by Selling
Security Holders    157,622 Shares   $7.375         $1,162,462         $323


(1) This registration statement covers an additional indeterminate number of shares of our common stock which may be issued in accordance with Rule 416.

(2) The proposed maximum offering price is estimated solely for the purpose of determining the registration fee and calculated pursuant to Rule 457(c). The average of the high and low prices of our common stock reported by the Nasdaq SmallCap Market on May 11, 1999 were used for the estimate.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.


     The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the
registration statement filed with the SEC is effective.   This prospectus is
not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 Subject to Completion, dated May 17, 1999


                                 PROSPECTUS


                        Greka Energy Corporation

                      157,622 Shares of Common Stock

     The shares of our common stock covered by this prospectus are being sold by the security holders listed under the heading "Selling Security Holders." Those selling security holders previously received the shares of common stock from us. We will not receive any of the proceeds from the sales of the shares of common stock by the selling security holders.

     Our common stock is traded in the Nasdaq SmallCap Market under the trading symbol "GRKA." The closing sales price of our common stock was $7.25 May 11, 1999.

     There are certain risks involved with the ownership of our common stock, including risks related to our business and the markets for our common stock. (See "Risk Factors" beginning on page 6.)

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if
this prospectus is accurate or complete.   Any representation to the contrary
is a criminal offense.



             The date of this prospectus is                 ,1999



                                TABLE OF CONTENTS

                                                               Page

About this Prospectus                                             2
Information Made Available to You                                 2
Incorporation of Certain Documents by Reference                   3
Prospectus Summary                                                4
Risk Factors                                                      6
Use of Proceeds                                                  14
Selling Security Holders                                         14
Plan of Distribution                                             15
Legal Matters                                                    16
Experts                                                          16
Securities And Exchange Commission Position
     on Certain Indemnification                                  17



                               ABOUT THIS PROSPECTUS

     You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.

                        INFORMATION MADE AVAILABLE TO YOU

     This prospectus is part of a Registration Statement on Form S-3 that we
filed with the Securities and Exchange Commission.   Certain information in
the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC.

     We file annual reports, quarterly reports and current reports, proxy
statements and other information with the SEC.   Our file number is 0-20760.

     You may read and copy materials that we have filed with the SEC, including the registration statement, at the following SEC public reference rooms:

450 Fifth Street, N.W.      Northwest Atrium Center   7 World Trade Center
Room 1024                   500 West Madison Street   Suite 1300
Washington, D.C.  20549     Suite 1400               New York, New York 10048
                            Chicago, Illinois 60661

     You can call the SEC at 1-800-732-0330 for further information about the public reference room.

     We are required to file electronic versions of these documents with the SEC. Those documents may be accessed through the SEC's Internet site at http://www.sec.gov.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents are deemed to be incorporated by reference in this registration statement and to be a part of this prospectus.

     1. Our annual report on Form 10-KSB for the year ended December 31, 1998.

     2. Our current reports on Form 8-K reporting events dated each of February 18, 1999 and March 15, 1999.

     3. Our proxy statement for the our annual meeting of shareholders held July 2, 1998.

     4. The joint proxy statement for our and Saba Petroleum Company's special meetings of shareholders held March 19, 1999.

     5. The description of our no par value common stock which is contained in our amendment to the registration statement on Form 8-A filed with the SEC on September 12, 1997.

     * The amendment to the Form 10-KSB for the year ended December 31, 1998 on Form 10-KSB/A is not being incorporated by reference but will be incorporated by reference in a pre-effective amendment to this Registration Statement.

     All documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus.

     We will provide, without charge, to each person to whom a copy of this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated into this prospectus by reference. Written or telephone requests for such copies should be directed to our office: Greka Energy Corporation, 630 Fifth Avenue, Suite 1501, New York, New York 10111, (212) 218-4680.

                             PROSPECTUS SUMMARY

     This is only a summary and does not contain all the information that may
be important to you.   You should read the more detailed information contained
in and incorporated by reference into this prospectus, including but not limited to, the risk factors beginning on page 6. "We" as used in this prospectus includes our subsidiaries unless the context requires otherwise.

About Us

     We are an integrated company committed to creating shareholder value by capitalizing on consistent cash flow hedged from oil price fluctuation within integrated operations, exploiting exploration and production opportunities and penetrating new niche markets utilizing proprietary technology with emphasis on short radius horizontal drilling technology patented by BP Amoco. We have oil and gas production and development activities in North and South America and the Far East, with primary areas of activity in Alberta, California, Louisiana, Texas, New Mexico, Colombia, Indonesia and China.

     Our principal business office is located at 630 Fifth Avenue, Suite 1501, New York, New York 10111. The telephone number at that address is (212) 218-4680.

Forward-Looking Statements

     This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that concern our business. All statements, other than statements of historical facts, included in or incorporated by reference into this prospectus that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including the following matters are forward looking statements:

     * the benefits we expect to result from our recent acquisition of Saba Petroleum Company, including the following:
             *  synergies  in the form of increased  revenues,
             *  decreased expenses and avoided expenses and expenditures that we expect to realize as a result of the transaction,  and
             *  the complementary nature of our horizontal drilling technology and certain oil reserves acquired with the acquisition of
                Saba,
     *   year 2000 issues,
     *   future  capital,
     *   development and exploration expenditures,
     *   drilling of wells,
     *   reserve estimates,
     *   future production of oil and gas,
     *   repayment of debt,
     *   business strategies, and
     *   expansion and growth of business operations.

These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of the following:

     *   historical trends,
     *   current conditions,
     *   expected future developments, and
     *   other factors we believe are appropriate in the circumstances.

Such statements are subject to a number of assumptions including the following:

     * risks and uncertainties, including the risk factors in this prospectus,
     *   general economic and business conditions,
     * the business opportunities that may be presented to and pursued by us,
     * changes in laws or regulations and other factors, many of which are beyond our control, and
     *   availability to obtain project financing on favorable conditions.

Significant factors that could prevent us from achieving our stated goals include:

     * our failure to integrate our operations and Saba or to achieve the synergies expected from the acquisition of Saba,
     *   declines in the market prices for oil and gas, and
     *   adverse changes in the  regulatory environment affecting us.

     You are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

The Offering

Shares of common stock outstanding prior to this offering        4,856,718

Shares of common stock offered by this prospectus                  157,622

Nasdaq SmallCap Market symbol for our common stock                 GRKA


                               RISK FACTORS

     Prior to making an investment decision, you should carefully consider, together with the other information contained in and incorporated by reference into this prospectus, the following risk factors.

We have incurred operating losses and we may incur continued losses for the foreseeable future.

     We incurred losses for the years ended December 31, 1998 and 1997. Saba incurred losses for the year ended December 31, 1998. We may incur continued losses for the foreseeable future. In addition, we may experience fluctuations in future operating results due to a variety of factors including the following:

     *   general economic conditions,
     *   specific economic conditions in the oil and gas industry, and
     *   capital and other costs relating to the expansion of operations.

Many of those factors are out of our control. There can be no assurance that our operations will generate sufficient revenues to become profitable.

We may not be able to successfully integrate our business operations with Saba.

     The consolidation of functions and integration of departments, systems and procedures of Saba and us present significant management challenges and require special attention. We cannot assure you that such actions will be successfully accomplished as rapidly as currently expected or that the combined operations of the companies will realize any of the anticipated benefits of our acquisition of Saba. We cannot assure you that any benefits will result from our proprietary horizontal drilling technology being used on our properties or that other synergies will result from the combination of the business operations of the two companies.

We have substantial capital requirements.

     We make, and will continue to make, substantial capital expenditures for the exploitation, production and acquisition of oil and gas reserves. We have financed these expenditures primarily from private placements of our common stock. If revenues or our ability to borrow decreases as a result of lower oil and gas prices, operating difficulties or declines in reserves, we may have limited ability to fund the capital requirements to undertake or complete future exploitation, production and acquisition programs. We cannot assure you that additional debt or equity financing or cash generated by operations will be available to meet these requirements.

     We plan to attempt to sell or dispose of our non-core oil and gas properties which should result in our receipt of significant amounts of cash during 1999, a major portion of which may be applied to our bank indebtedness. However, the timing of any sale and the amounts realized therefrom nevertheless may not be sufficient or early enough to permit us to make our bank payments and fund our committed exploration activities, in which cases we would be required to seek other financing or attempt to reduce our exploratory commitments. There is no assurance that we will be able to do either or that the terms of any new financing or reduction in commitments will be favorable to us.

We may inadvertently acquire properties with environmental problems or structural contamination.

     We intend to acquire additional oil and gas properties. Although we perform a review of the acquired properties that we believe is consistent with industry practices, such reviews are inherently incomplete. It generally is not feasible to review in depth every individual property involved in each acquisition. Ordinarily, we will focus our due diligence efforts on the higher valued properties and will sample the remainder. However, even an in-depth review of all properties and records may not necessarily reveal existing or potential problems nor will it permit us to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. We may not inspect every well. Additionally, structural or environmental problems, such as ground water contamination, are not necessarily observable even when we undertake an inspection. We may be required to assume preclosing liabilities, including environmental liabilities, and may acquire interests in properties on an "as is" basis. We cannot assure you that our acquisitions will be successful.

We compete with companies with greater market share and resources.

     We compete with other companies which have substantially greater market share, greater financial and other resources, better name recognition and longer operating histories. We may therefore not be able to acquire desirable oil and gas properties to develop.

There is substantial doubt that we can continue as a going concern.

     Our current liabilities are in excess of our apparent ability to meet
such obligations as they come due.   Our auditors have included an explanatory
paragraph in their opinion on our financial statements to state that there is substantial doubt as to our ability to continue as a going concern. We cannot assure you that our business plans will be successful to address that issue.

We cannot pay our debts now due.

     Our entire principal indebtedness to Bank One of $20.1 million was classified as currently payable at December 31, 1998. Additionally, we were not in compliance with the loan agreement's financial covenants at December 31, 1998. In May 1999, we entered into a $11 million financing agreement with Bank of New York. We used $6 million from that financing to reduce our indebtedness with Bank One. We also entered into a forbearance agreement with Bank One under which Bank One has agreed to forbear from exercising its remedies to collect the indebtedness owed by us through and including May 30, 1999, provided that we pay Bank One a total of $16 million prior to June 11, 1999 and we deliver documents to Bank One necessary to create a security interest in the assets of our subsidiary Sabacol to secure the payment of the loan from Bank One to us. We plan to pay the remaining $11 million owed to Bank One under the forbearance agreement with proceeds from the planned sale of non-core assets. There is not any assurance that we will be successful in our efforts to pay our debt with Bank One or meet our obligations under the forbearance agreement.

We currently depend on a few key customers in Colombia, the loss of which could adversely affect us.

     Empresa Colombiana de Petroles, known as Ecopetrol and which also owns a 50% working interest in our Colombian Nare Association properties, accounted for a significant portion of our total oil and gas revenues in 1998 and 1997. Prices received from the sale of oil produced at our Colombian properties are determined by formulas set by Ecopetrol. The formula for determining the price paid for crude oil produced at our Colombian properties is based upon the average of specified fuel oil and international crude oil prices, which average is then discounted relative to the price of West Texas Intermediate crude oil. There can be no assurance that Ecopetrol will not decrease the prices it pays for our oil in the future. On March 17, 1999, our subsidiary Sabacol entered into an agreement with Omimex, a privately held oil and gas company which operates a substantial portion of our producing properties, to sell our Colombian properties to Omimex. We expect to consummate that transaction in the second quarter of 1999. In the event that transaction is not consummated:

     * a material decrease in the price paid by Ecopetrol would have a material adverse effect on our financial condition and future operations, and
     * the loss of Ecopetrol as a purchaser could have a material adverse effect on us.

Some of our oil and gas properties have significant environmental contamination risks.

     We have environmental risks associated with one of our Colombian properties.

     We plan to sell all of our Colombian properties and relieve ourselves of any environmental liabilities associated with those properties. However, if that sale is not consummated, we may be affected by environmental risks associated with one of our Colombian properties. Our Cocorna Concession in Colombia located in the Cocorna Association expired in February 1997 under its governing documents, and the property interest reverted to Ecopetrol. Under the terms of the acquisition of the Concession, we were required to perform various environmental remedial operations. Colombian officials claim that we and the operator were obligated to treat the water for disposal on the Concession with a water treatment plant. Colombian officials are requiring that the plant be built. There can be no assurance as to the amount of our future expenditures associated with the environmental requirements for the Cocorna Concession. The property in Colombia in which we have an interest may be affected by additional environmental remedial operations as reported to us by a third party who had performed a due diligence review of the property.

     We have environmental risks associated with one of our mineral properties in California.

     In 1993, we acquired a producing mineral interest in California from a major oil company. At the time of acquisition, our investigation revealed that a discharge of diluent a light, oil-based fluid which is often mixed with heavier grades of crude had occurred on the acquired property. The purchase agreement required the seller to remediate the area of the diluent spill. After we assumed operation of the property, we became aware of the fact that diluent was seeping into a drainage area which traverses the property. We requested that the seller bear the cost of remediation. The seller has taken the position that its obligation is limited to the specified contaminated area and that the source of the contamination is not within the area that the seller has agreed to remediate. We also found a second area of diluent contamination and believe the major oil company is responsible for this contamination as well. Should we be required to remediate the area ourselves, our cost could be significant. Present estimates are that the cost of complete remediation could approach $750,000. Since the investigation is not complete, we are unable to accurately estimate the cost to be borne by us.

     We have environmental risks associated with one of our oil and gas properties in California.

     In 1995, we agreed to acquire an oil and gas interest in California on which a number of out of production oil wells had been drilled by the seller. The acquisition agreement required that we assume the obligation to abandon any wells that we did not return to production, irrespective of whether certain consents of third parties necessary to transfer the property to us were obtained. We were unable to secure all of the requisite consents to transfer the property but nevertheless may have the obligation to abandon the wells. A preliminary estimate of the cost of abandoning the wells and restoring the well sites is approximately $1.5 million. We have been unable to determine our exposure to third parties if we elect to plug such wells without first obtaining necessary consents. Management believes we have no obligation to remediate this property because we believe the seller did not give us any consideration to enter into the contract for the property. However, there can be no assurance that material costs for remediation or other environmental compliance will not be incurred by us in the future. These environmental compliance costs could materially and adversely affect us.


     We have environmental risks associated with our asphalt refinery.

     We own an asphalt refinery in Santa Maria, California, with which significant environmental remediation obligations are associated. Although the party who sold the asphalt refinery to us agreed to remediate portions of the refinery property, the extent of such agreement and ultimate responsibility for a complete clean-up is uncertain.

We could incur costs to comply with environmental laws and regulations.

     Most of the properties that have been purchased by us have been in production for a number of years and should be expected to have environmental problems typical of oil field operations generally, and may contain other areas of greater environmental concern. We have identified a number of areas in which contamination exists on properties acquired by us.

     We have agreed to indemnify some sellers from various environmental liabilities, including those that are associated with the seller's prior obligations. Many of these properties were in production during years in which environmental controls were significantly more lax than they are presently. At the time of an acquisition, there may be unknown conditions which subsequently may give rise to an environmental liability. Consequently, it is difficult to assess the extent of our obligation under these indemnities.

Our foreign operations have currency exchange and asset repatriation risks.

     We have producing properties in Colombia and Canada and are undertaking exploration operations in Indonesia. Risks inherent in international operations generally include the following:

     *   local currency instability,
     *   inflation,
     * the risk of realizing economic currency exchange losses when transactions are completed in currencies other than United States dollars, and
     * the ability to repatriate earnings under existing exchange control laws.

     Changes in domestic and foreign import and export laws and tariffs can also materially impact international operations. In addition, foreign operations involve political, as well as economic, risks such as:

     *   nationalization,
     *   expropriation,
     *   contract renegotiation, and
     *   changes in laws resulting from governmental  changes.

     In addition, many licenses and agreements with foreign governments are for a fixed term and may not be held by production. In the event of a dispute, we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States. We may also be hindered or prevented from enforcing our rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity. We will continue to be subject to these risks in Colombia if we do not consummate the planned sale of our Colombian properties.

Our Colombian operations have personnel safety, labor continuity, asset repatriation and sanctions.

     Colombia, which has a history of political instability, is currently experiencing such instability due to, among other the following factors:

     *   insurgent guerrilla activity,
     * drug-related violence and actual and alleged drug-related political payments,
     *   kidnaping of political and business  personnel,
     * the potential change of the national government by means other than a recognized democratic election,
     *   labor unrest, including strikes and civil disobedience, and
     *   a substantial downturn in the overall rate of economic growth.

     There can be no assurance that these matters, individually or cumulatively, will not materially affect our Colombian properties and operations or by affecting Colombian governmental policy, have an adverse impact on our Colombian properties and operations if we do not consummate the planned sale of our Colombian properties.

Uncertainties in the United States, Colombia bilateral political, trade and investment relations.

     By the Foreign Assistance Act of 1961, the President of the United States is required to determine whether to certify that certain countries have cooperated with the United States, or taken adequate steps on their own, to achieve the goals of the United Nations Convention Against Illicit Traffic in Narcotic Drugs and Psychotropic Substances. In 1995, 1996, 1997 and 1998, the President did not certify Colombia. The 1995 and 1998 decertifications were subject to a so-called "national interest" waiver, effectively nullifying its statutory effects. Based on the 1996 and 1997 Presidential decertification, the United States imposed substantial economic sanctions on Colombia, including the withholding of bilateral economic assistance, the blocking of Export-Import Bank and Overseas Private Investment Corporation loans and political risk insurance, and the entry of the United States votes against multilateral assistance to Colombia in the World Bank and the InterAmerican Development Bank.

     The consequences of continued and successive United States decertifications of Colombian activities are not fully known, but may include the imposition of additional economic sanctions on Colombia in 1999 and succeeding years. The President also has authority to impose far-reaching economic, trade and investment sanctions on Colombia pursuant to the International Emergency Economic Powers Act of 1978, which powers were exercised in 1988 and 1989 against Panama in a dispute over narcotics trafficking activities by the Panamanian government. The Colombian government's reaction to United States sanctions could potentially include, among other things, restrictions on the repatriation of profits and the nationalization of Colombian assets owned by United States entities. Accordingly, imposition of the foregoing economic and trade sanctions on Colombia could materially affect our long-term financial results if we do not sell our Colombian properties.

We may be subject to Colombian labor disturbances.

     All of the workers employed at our Colombian fields belong to one of two unions. While we have experienced organized work disruptions, including intermittent disruption of production during the course of discussions with those unions, there have been no major union disturbances. There can be no assurance, however, that we will not experience such disturbances, including significant production interruption due to sabotage, work slowdowns or work stoppages if we do not consummate the planned sale of our Colombian properties.

Our quarterly results may fluctuate due to volatility of oil and gas prices and markets.

     Our revenues, cash flow, profitability and future rate of growth are dependent upon prevailing prices for oil, gas and asphalt. Our ability to maintain or increase our borrowing capacity and to obtain additional capital on attractive terms is also to some extent dependent on these commodities prices. Historically, oil and gas prices and markets have been volatile and are likely to continue to be volatile in the future. Prices for oil and gas are subject to wide fluctuations in response to relatively minor changes in supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond our control. Those factors include:

     *   international political conditions,
     *   the domestic and foreign supply of oil and gas,
     *   the level of consumer demand, weather conditions,
     *   domestic and foreign  governmental  regulations,
     *   the price and availability of alternative fuels, and
     *   overall economic conditions.

     Significant declines in the price of oil or gas, such as the declines in oil prices during 1998, would adversely affect our revenues, operating income and borrowing capacity and may require a reduction in the carrying value of our oil and gas properties.

     Much of our domestic production is heavy, low gravity, viscous crude oil from the Central Coast Fields. Often these crudes contain significant amounts of sulfur and metals, which make it undesirable feedstock for most refineries. In times of excess supply of competitive crudes and low producer prices, these crudes are often the first crudes rejected by California crude purchasers. This means that the demand and price paid for much of our production from the Central Coast Fields can vary significantly.

Replacement Of Our Oil And Gas Reserves Is Uncertain.

     Our future success depends upon our ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. Except to the extent that we conduct successful exploitation and production activities or acquire properties containing proved reserves, our estimated net proved reserves will generally decline as reserves are produced. We cannot assure you that our planned exploitation and production projects and acquisition activities will result in significant additional reserves or that we will have continuing success drilling productive wells economically. If prevailing oil and gas prices were to increase significantly, our costs to add new reserves could increase.

     The drilling of oil and gas wells involves a high degree of risk, especially the risk of dry holes or of wells that are not sufficiently productive to provide an economic return on the capital expended to drill the wells. In addition, our drilling operations, including our contract services, may be curtailed, delayed or canceled as a result of numerous factors, including the following:

     *   title problems,
     *   weather conditions,
     *   compliance with governmental requirements, and
     *   shortages or delays in the delivery of equipment.

Our estimates of oil and gas reserves and future net revenues are uncertain.

     The documents incorporated by reference into this prospectus include estimates of net proved oil and gas reserves and the future net revenues from those reserves which have been prepared by us and our independent petroleum engineers. There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves, including many factors beyond our control. Reserve engineering is a subjective process of estimating the underground accumulations of oil and gas that cannot be measured in an exact manner. The estimates incorporated by reference into this prospectus are based on various assumptions required by the SEC including the following:

     *   constant oil and gas prices,
     *   operating expenses, and
     *   capital expenditures.

Those estimates therefore, are inherently imprecise indications of future net revenues. The following actual amounts may vary substantially from the estimated amounts:

     *   amount of production,
     *   revenues,
     *   taxes,
     *   development expenditures,
     *   operating expenses, and
     *   quantities of recoverable oil and gas reserves to be encountered.

     Any significant variance in the assumptions used for the estimates of reserves could materially affect the estimated quantity and value of reserves incorporated by reference into this prospectus. In addition, our reserves may be subject to downward or upward revision based upon the following:

     *   production history,
     *   results of future development,
     *   availability of funds to acquire additional reserves,
     *   prevailing oil and gas prices, and
     *   other factors.

     In addition, the calculation of the estimated present value of the future net revenue using a 10% discount rate as required by the SEC is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with our reserves or the oil and gas industry in general.

     It is also possible that independent petroleum engineers may make estimates of reserves and future net revenues from the same available data that are different than our estimates or the estimates of different independent petroleum engineers. Should this occur, management would adopt the estimates of its independent engineers.

     In calculating reserves on a barrels of oil equivalent basis, gas was converted to oil at a certain ratio. While this convention approximates the energy equivalent of oil and gas on a British thermal unit basis, it may not represent the relative prices received by us on the sale of its oil and gas production.

     The estimated future net revenues attributable to net proved reserves are prepared in accordance with SEC guidelines, and are not intended to reflect the fair market value of reserves. In accordance with the rules of the SEC, reserve estimates are prepared using period end prices received for oil and gas. Future reductions in prices below those prevailing at December 31, 1998 would result in the estimated quantities and present values of reserves being reduced.

We face substantial operating hazards and uninsured risks.

     Our oil and gas business involves a variety of operating risks, including the following:

     *   fire
     *   explosions
     *   blow-outs
     *   pipe failure
     *   casing collapse
     *   abnormally pressured formations, and
     *   environmental hazards such as
         *   oil spills,
         *   gas leaks,
         *   ruptures, and
         *   discharges of toxic  gases.

The occurrence of any of those events could result in the following:

     *   substantial losses due to injury and loss of life,
     * severe damage to and destruction of property, natural resources and equipment,
     *   pollution and other environmental damage,
     *   clean-up responsibilities, and
     *   regulatory investigation and penalties and suspension of operations

     We maintain general liability insurance coverage for our operations but have not obtained insurance coverage for certain environmental hazards. The occurrence of a significant unfavorable event not fully covered by insurance will have a material adverse effect on our financial condition and results of operations. Furthermore, we cannot predict whether insurance will continue to be available at a reasonable cost or at all.

We face substantial governmental regulation and environmental risks.

     Our business is subject to various laws and regulations which may be changed from time to time in response to economic or political conditions. Matters subject to regulation include the following:

     *   discharge permits for drilling operations,
     *   drilling bonds,
     *   reports concerning operations,
     *   the spacing of wells,
     *   unitization and  pooling of properties,
     *   taxation, and
     *   environmental protection.

     From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas.

We can issue significant amounts of stock without shareholder approval.

     We may, under the Nasdaq SmallCap Market listing requirements, issue without shareholder approval securities representing the present or potential issuance of up to 20% of the number of shares of common stock outstanding prior to the issuance of such securities. Any such issuances could be used as a method of discouraging, delaying or preventing a change in control of us or could significantly dilute our public ownership, which could adversely affect the market value of our common stock. There can be no assurance that we will not undertake to issue such shares if we deem it appropriate to do so.

We have not previously paid dividends on our common stock.

     We have not previously paid any cash or other dividends on our common stock and do not anticipate payment of any dividends for the foreseeable future. We anticipate that any earnings would be retained by us to finance our operations and future growth and expansion.

The price of our common stock could be volatile.

     The trading prices of our common stock could be subject to wide fluctuations in response to the following:

     * quarterly variations in actual or anticipated results of our operations,
     *   changes in analysts' earnings estimates,
     *   changes in securities analysts' earnings estimates,
     *   announcements of technological  innovations by us or our competitors,
     *   general conditions in the oil and gas  industry, or
     *   other factors.

     Further, the trading volume of our stock currently is relatively small, and the market for our stock may not be able to efficiently accommodate significant trades on any given day. Consequently, sizable trades of our common stock have in the past, and may in the future, cause volatility in the market price of our common stock to a greater extent than in more actively traded securities. These broad fluctuations may adversely affect the market price of our common stock.

Our articles of incorporation eliminate our directors' liability.

     Our Articles of Incorporation contain a provision eliminating our directors' liability to us or our shareholders for monetary damages for a breach of their fiduciary duty. However, a director's liability is not eliminated in circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve
intentional misconduct or a knowing violation of law.   Our Articles of
Incorporation also obligate us to indemnify our directors and officers to the fullest extent permitted under Colorado law. While we believe that these provisions are very standard and necessary to assist us in attracting and retaining qualified individuals to serve as directors, they could also serve to insulate our directors against liability for actions which damage us or our shareholders.

                            USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of common stock by the selling security holders.

                         SELLING SECURITY HOLDERS

     The following table shows for the selling security holders, the following information:

     * the number shares of common stock beneficially owned by them as of May 12, 1999,
     *   the number of shares of common stock covered by this prospectus, and
     * the number of shares of common stock to be retained after this offering, if any.

              Number of Shares                Number of Shares     Percent
             Of Common Stock     Number of    of Common Stock      Of Class
              Beneficially       Shares of     Beneficially     Beneficially
             Owned before the   Common Stock  Owned After the    Owned After
Name            Offering         To be Sold       Offering      The Offering
Pembrooke
Holdings
Corporation       16,736            16,736           0                0

International
Publishing
Holding s.a.     416,979           140,886     276,093              5.7 %


                            PLAN OF DISTRIBUTION

     We are registering the shares of our common stock covered by this prospectus.

     As used in this prospectus, the selling security holder includes donees, pledgees, transferees or other successors in interest who will hold the selling security holders' shares after the date of this prospectus. We are paying the costs, expenses and fees of registering the common stock, but the selling security holders will pay any underwriting or brokerage commissions and similar selling expenses relating to the sale of the shares of common stock.

     The selling security holders may sell our common stock at market prices prevailing at the time of the sale, at prices related to the prevailing market prices, at negotiated prices or such other price as the selling security holders determine from time to time. The selling security holders may sell from time to time some or all of their common stock in one or more transactions (which may involve block transactions):

     * the Nasdaq SmallCap Market or on such other market on which the common stock may from time to time be trading;
     *   in privately negotiated transactions;
     *   short sales;
     *   in ordinary brokers' transactions;
     *   in transactions involving cross or block trades or otherwise;
     * through purchases by brokers, dealers or underwriters as principal and resale by those purchasers for their own accounts under this prospectus;
     * through market makers or into an existing market for the common stock;
     * in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;
     * in transactions in involving the writing of options, swaps or other derivatives; or
     * in any combination of the selling options described in this prospectus, or by any other legally available means.

     The selling security holders may enter into hedging transactions with broker-dealers who may engage in short sales of our common stock in the course of hedging the positions they assume. The selling security holders also may enter into option or other transactions with broker-dealers that require the delivery by those broker-dealers of the common stock. Thereafter, the shares may be resold under this prospectus.

     The selling security holders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time. We cannot assure you that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling security holders.

     In their selling activities, the selling security holders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the Securities Exchange Act's rules and regulations, including Regulation M, which may limit the activity of the selling security holders and the timing of purchases and sales of our common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited form simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. The foregoing may affect the marketability of the shares of our common stock. Any selling security holders who may be "affiliated purchasers" of ours as defined in Regulation M, have been further advised that they must coordinate their sales under this prospectus with each other and us for purposes of Regulation M.

     The selling security holders and any broker-dealers involved in the sale or resale of our common stock may qualify as "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. In addition, the broker-dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act. If any selling security holders or any broker-dealer qualifies as an "underwriter," then they will be subject to the prospectus delivery requirements of Section 153 of the Securities Act, which may include delivery through the facilities of the NASD.

     In conjunction with sales to or through brokers, dealers or agents, the selling security holders may agree to indemnify them against liabilities arising under the Securities Act. We know of no existing arrangements between the selling security holders, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock.

     In addition, to selling its common stock under this prospectus, the selling security holders may:

     * Transfer their common stock in other ways not involving market makers or established trading markets, including by gift, distribution, or other transfer; or
     * Sell their common stock under Rule 144 of the Securities Act, if the transaction meets the requirements of Rule 144.

     We will amend or supplement this prospectus if required under the Securities Act.

                             LEGAL MATTERS

     Ballard Spahr Andrews & Ingersoll, LLP, will pass upon the validity of common stock offered by this prospectus.

                                  EXPERTS

     The financial statements of Greka Energy Corporation incorporated by reference in this prospectus to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP and Bateman & Co., Inc., P.C., independent public accountants, and are included herein in reliance upon the authority of said firms as experts in giving said reports. Reference is made to said reports of Arthur Andersen LLP, each of which includes an explanatory paragraph with respect to the uncertainty regarding Greka Energy Corporation's ability to continue as a going concern as discussed in Note 1 to the financial statements.

     The information incorporated by reference into this prospectus regarding our total proved reserves of oil and gas was based on reports prepared by the following independent engineers: Netherland, Sewell & Associates, Inc. The information incorporated by reference into this prospectus regarding Saba's total proved reserves of oil and gas was based on reports prepared by the following independent engineers: Netherland, Sewell & Associates, Inc. and Sproule Associates Limited. Our reserve estimates are incorporated by reference into this prospectus in reliance upon the authority of said persons as experts with respect to the matters covered by their reports and the giving of their reports to us and Saba.

     SECURITIES AND EXCHANGE COMMISSION POSITION ON CERTAIN INDEMNIFICATION

     The Colorado Business Corporation Act provides for indemnification by a corporation of costs incurred by directors, employees, and agents in connection with an action suit, or proceeding brought by reason of their position as a director, employee, or agent. The person being indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

     Our Articles of Incorporation obligate us to indemnify our directors and officers to the fullest extent permitted under Colorado law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                                   PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The estimated expenses of the offering, all of which are to be borne by the Registrant, are as follows:


   Total Registration Fee Under Securities Act of 1933         $   323
   Printing and Engraving                                        5,000*
   Accounting Fees and Expenses                                  7,000*
   Legal Fees and Expenses                                      15,000*
   Blue Sky Fees and Expenses (including related legal fees)     1,000*
   Transfer Agent Fees                                           2,000*
   Miscellaneous                                                 1,677*
                                                             ____________
   Total                                                        32,000
                                                             ============

*Estimated

Item 15.  Indemnification of Directors and Officers.

     The Registrant's Articles of Incorporation eliminate the personal liability of directors to the Registrant or its shareholders for monetary damages for breach of fiduciary duty to the extent permitted by Colorado law. The Registrant's Articles of Incorporation and By-Laws provide that the Registrant shall indemnify its officers and directors to the extent permitted by Colorado law, which authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner such party reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Colorado Business Corporation Act further provides that indemnification shall be provided if the party in question is successful on the merits or otherwise.


Item 16.  Exhibits

     The following Exhibits are filed as part of this Form S-3 Registration Statement pursuant to Item 601 of Regulation S-B or incorporated by reference to other filings:

Exhibit
Number        Description
_________   ___________________________________________

5.1 Opinion of Ballard Spahr Andrews & Ingersoll, LLP concerning the legality of the common stock offered hereby.*

23.1        Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in
            Exhibit 5.1 to this registration statement).*

23.2        Consent of Arthur Andersen LLP, independent public accountants.*

23.3 Consent of Bateman & Co., Inc., P.C., independent certified public accountants.*

23.4 Consent of PricewaterhouseCoopers LLP, independent certified public accountants.**

23.5        Consent of Netherland, Sewell & Associates, Inc.*

23.6        Consent of Sproule Associates Limited.*

____________________

* Filed herewith.
** To be filed by amendment along with the Saba Petroleum Company financial statement which will be incorporated by reference by a pre-effective amendment to this registration statement.

Item 17.  Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

(1) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) that, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
    (iii) to include any additional or changed material information on the plan of distribution.


                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York on the 17 day of May 1999.

                                       GREKA ENERGY CORPORATION


                                       /s/ Randeep S. Grewal
                                   By: ______________________________
                                      Randeep S. Grewal, Chief Executive
                                      Officer, and Chairman of the Board


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature                   Title                            Date


/s/ Randeep S. Grewal
___________________      Chairman of the Board of            May 17, 1999
Randeep S. Grewal        Directors and Chief
                         Executive Officer
                         (Principal Executive
                         Officer, Financial Officer
                         and Accounting Officer)

/s/ Dr. Jan F. Holtrop
___________________      Director                            May 17, 1999
Dr. Jan F. Holtrop


/s/ Dirk Van Keulen
___________________      Director                            May 17, 1999
Dirk Van Keulen


/s/ George C. Andrews
___________________      Director                            May 17, 1999
George C. Andrews


/s/ David Vaughan
___________________      Director                            May 17, 1999
David Vaugahn







                         SECURITIES AND EXCHANGE COMMISSION
                                   WASHINGTON, D.C.

                                  __________________________




                                       EXHIBITS

                                         TO


                                       FORM S-3

                                 REGISTRATION STATEMENT

                                        UNDER

                           THE SECURITIES ACT OF 1933, AS AMENDED




                                GREKA ENERGY CORPORATION
                         (Name of Company as specified in charter)








                                GREKA ENERGY CORPORATION

                            FORM S-3 REGISTRATION STATEMENT

     The following Exhibits are filed as part of the Registrant's Form S-3 Registration Statement pursuant to Item 601 of Regulation S-B.

Exhibit
Number      Description
_______     ___________________________________________

5.1 Opinion of Ballard Spahr Andrews & Ingersoll, LLP concerning the legality of the common stock offered hereby.*

23.1        Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in
            Exhibit 5.1 to this registration statement).*

23.2        Consent of Arthur Andersen LLP, independent public accountants.*

23.3 Consent of Bateman & Co., Inc., P.C., independent certified public accountants.*

23.4 Consent of PricewaterhouseCoopers LLP, independent certified public accountants.**

23.5        Consent of Netherland, Sewell & Associates, Inc.*

23.6        Consent of Sproule Associates Limited.*
____________________

* Filed herewith.
** To be filed by amendment along with the Saba Petroleum Company financial statement which will be incorporated by reference by a pre-effective amendment to this registration statement.